Filed Pursuant to Rule 424(b)(3)
File Number 333-124806

PROSPECTUS SUPPLEMENT NO. 10
to our Prospectus dated August 18, 2005

BULLION RIVER GOLD CORP.

This Prospectus Supplement No. 10 supplements our Prospectus dated August 18, 2005 and the following supplements to that Prospectus: Prospectus Supplement No. 1 dated August 19, 2005, Prospectus Supplement No. 2 dated December 1, 2005, Prospectus Supplement No. 3 dated December 16, 2005, Prospectus Supplement No. 4 dated December 21, 2005, Prospectus Supplement No. 5 dated February 2, 2006, Prospectus Supplement No. 6 dated February 16, 2006, Prospectus No. 7 dated March 1, 2006, Prospectus No. 8 dated August 1, 2006 and our Prospectus Supplement No. 9 dated November 16, 2006. The shares that are the subject of our Prospectus have been registered to permit their resale to the public by the selling stockholders named in our Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 10 together with our Prospectus and Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, and Prospectus Supplement No. 9.

The Paragraph and Table set forth in the Prospectus under the caption “Selling Stockholder holding Class B1 Warrants” section and the footnotes referenced thereto are hereby deleted and superseded in its entirety by the table set forth below:

Selling Stockholders holding Class B1 Warrants

The following table sets forth the name of each selling stockholder holding Class B1 warrants, the number Class B1 warrants owned by each warrant holder, and the expiry date of the Class B1 warrants. The selling stockholders may sell the common shares issuable upon exercise of the warrants pursuant to this prospectus.

Name of warrant holder	Number of Class B1 warrants owned	Expiry date
Karno Capital Corp.	750,000	31 March 2007
Strategic Chance Limited	100,000	31 March 2007
James Ladner	50,000	20 July 2007
Strategic Chance Limited	125,000	31 March 2007
Total	1,025,000

The Paragraph and Table set forth in the Prospectus under the caption “Selling Stockholder holding Class B2 Warrants” section and the footnotes referenced thereto are hereby deleted and superseded in its entirety by the table set forth below

Selling Stockholders holding Class B2 Warrants

The following table sets forth the name of each selling stockholder holding Class B2 warrants, the number Class B2 warrants owned by each warrant holder, and the expiry date of the Class B2 warrants. The selling stockholders may sell the common shares issuable upon exercise of the warrants pursuant to this prospectus.

Name of warrant holder	Number of Class B2 warrants owned	Expiry date
Global Access Fund Ltd.	333,334	29 September 2007
Kinnaman Trading Company Ltd.	200,000	29 September 2007
Undershot Overseas Limited (1)	93,334	29 September 2007
Undershot Overseas Limited (1)	466,667	29 September 2007
Antonia Hochwimmer	7,000	16 November 2007
Hannah Hochwimmer	7,000	16 November 2007
Heinz Hoefliger	27,000	16 November 2007
Willy Huber	27,000	16 November 2007
Susanne Schon	25,000	16 November 2007
Gerhard Sparrer	14,000	16 November 2007
Dr. Peter-Paul Stengel	33,500	16 November 2007
Luitpold von Finck	33,500	16 November 2007
4P Management Partners S.A.	25,000	16 November 2007
Ursula S. Ulrich	50,000	16 November 2007
Axino AG	50,000	16 November 2007
Professional Traders Fund, LLC	135,333	10 December 2007
Abundance Partners LP	50,000	10 December 2007
vFinance Investments, Inc. (2)	30,487	16 December 2007
Vince Calicchia (2)	12,005	16 December 2007
Thomas Suppanz (2)	10,250	16 December 2007
Larry Gang (2)	6,885	16 December 2007
Jonathan Rich (2)	3,045	16 December 2007
Carmelo Troccoli (2)	795	16 December 2007
Double U Master Fund, L.P.	133,333	30 December 2007
SIBEX Capital Fund Inc.	368,000	30 December 2007
4P Management Partners S.A.	25,000	5 January 2008
Gundyco ITF Ralf Sommer	20,000	2 February 2008
Timeless Precious Metal Fund Sicau P.L.C.	70,000	2 February 2008
Nite Capital L.P.	200,000	2 February 2008
Wolfgang Seybold	50,000	16 February 2008
Gundyco ITF Michael Wilhelm	25,000	22 March 2008
daCosta Management Corp.	100,000	22 March 2008
Gundyco ITF Ralf Sommer	30,000	22 March 2008
Gundyco ITF Michael Bunkherr	50,000	22 March 2008
Wolfgang Seybold	50,000	22 March 2008
Andreas H’se	170,000	22 March 2008
Anfield Sujir Kennedy & Durno	56,000	22 March 2008
Sven Olsson	100,000	29 April 2008
Antonnia Hochwimmer	20,000	29 April 2008
Hannah Hochwimmer	20,000	29 April 2008
Kenneth Richer	66,600	2 May 2008
Gundyco ITF Martin Bartels	6,667	29 April 2008
Karl-Heinz Illenseer	50,000	29 April 2008
Gundyco ITF Attila John Gyorody	30,000	2 May 2008
Rene von Gunten	50,000	2 May 2008

Beskivest Chart Ltd.	150,000	2 May 2008
Dr. Frank W. A. A. Lucas	33,300	2 May 2008
Marc A. Huber	60,000	2 May 2008
Wolfgang Seybold	50,000	2 May 2008
Abundance Partners LP	50,000	2 May 2008
Montaheno Investment LLC	133,334	2 May 2008
Magnus Capital NY	66,667	2 May 2008
Arthur deWitt Ackermann	66,667	2 May 2008
Dunwoody Asset Management LLC (3)	22,000	14 April 2008
DermaPlus, Inc. (4)	133,280	14 April 2008
Scott Hunter	103,334	2 May 2008
Imad Lakkis	14,000	2 May 2008
Shires Ltd.	100,000	2 May 2008
Toshio Chuman	30,000	2 May 2008
Crescent International Ltd.	300,000	2 May 2008
Blumfield Investments Inc.	133,334	5 May 2008
Edwin Barretto	133,334	2 May 2008
Wendy Ramsay	100,000	29 April 2008
Lyn Segal	20,000	29 April 2008
Basso Private Opportunity Holding Fund Ltd.	61,334	29 April 2008
Basso Multi-Strategy Holding Fund Ltd.	205,334	29 April 2008
First Mirage, Inc.	133,334	29 April 2008
Larry DiPriest	50,000	29 April 2008
Carolyn Troob	20,000	29 April 2008
Truk Opportunity Fund, LLC	313,334	29 April 2008
Truk International Fund, LP	20,000	29 April 2008
Puritan LLC	133,334	29 April 2008
AS Capital Partners, LLC	66,667	29 April 2008
Notzer Chesed	133,334	29 April 2008
Mordechai Vogel	66,667	29 April 2008
Simon Vogel	66,667	29 April 2008
Tower Paper Co. Inc. Retirement Plan	66,667	29 April 2008
William Newbauer	10,000	29 April 2008
TCMP3 Partners	133,334	29 April 2008
Barry Downs (5)	7,600	29 April 2008
Alpha Capital AG	333,334	5 May 2008
Total	6,851,925

 (1) These warrants represent a settlement of debt with the lender in the amount of $70,000. See “Recent Sale of Unregistered Securities - Class B2 Offering” on page 52 for more information.
(2) These warrants represent a fee of 8% for the placement agents. See “Recent Sale of Unregistered Securities - Class B2 Offering” on page 52 for more information.
(3) These warrants represent a finder’s fee of 8%. See “Recent Sale of Unregistered Securities - Class B2 Offering” on page 52 for more information.
(4) These warrants represent an average finder’s fee of 7.11%. See “Recent Sale of Unregistered Securities - Class B2 Offering” on page 52 for more information.
(5) These warrants represent a finder’s fee of 8%. See “Recent Sale of Unregistered Securities - Class B2 Offering” on page 52 for more information.

The Paragraph set forth in the Prospectus under the caption “Class B1 Offering” in the Recent Sale of Unregistered Securities section and the footnotes referenced thereto are hereby deleted and superseded in its entirety by the paragraph set forth below:

Class B1 Offering

On February 6, 2004, Bullion River authorized the issuance of up to 2,000,000 units at an offering price of $1.00 per unit (the “Class B1 Offering”). Each unit consists of one restricted common share and one restricted Class B1 warrant. Each restricted Class B1 warrant is convertible into one restricted common share. The restricted Class B1 warrant was initially exercisable for two years, and subsequently increased to three years, at an exercise price of $1.50 per Class B1 warrant, which was subsequently changed for Karno Capital Corp. and Strategic Change Limited to $0.75 per Class B1 warrant with shortened expirations dates. Bullion River raised $1,025,000 from the Class B1 Offering, which had three closing between April 2004 and September 2004, and issued an aggregate 1,025,000 restricted common shares and restricted Class B1 warrants to the subscribers listed below.

Name of warrant holder	Number of Class B1 warrants owned	Consideration
Karno Capital Corp.	750,000	$750,000
Strategic Chance Limited	225,000	$225,000
James Ladner	50,000	$50,000
Craswell Financial, Inc.	200,000	$200,000
Total	1,025,000

(1) These units represent a settlement of debt with the lender in the amount of $200,000. See below for more information.

The 1,025,000 units were issued for investment purposes in a “private transaction”. Bullion River relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation. Bullion River received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

Also, as part of the Class B1 Offering, Bullion River converted a loan of $200,000 on September 29, 2004 and issued 200,000 restricted common shares and 200,000 restricted Class B1 warrants to the lender, Craswell Financial Inc. The loan was made from Apollo Holdings Limited initially. Subsequently, Bullion River was advised that the loan had been assigned to Craswell Financial Inc. and that Craswell Financial Inc. had agreed to settle the debt with units. However, Bullion River has yet to receive a signed assignment agreement from the parties. As a result, Bullion River will hold the units in trust on behalf of the lender until the signed assignment is delivered to Bullion River. Bullion River relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S. Management is satisfied that the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 have been fully complied with, which exemption is specified by the provisions of Section 4(2) of that Act and Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. Bullion River received from the lender a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the sale of the shares with any buyer. The offer to settle was not made or accepted in the United States and the share certificates representing the shares and the warrant certificates representing the warrants have been legended with the applicable trading restrictions.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “BLRV.”
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 14, 2007